Exhibit 10.2

EXECUTION VERSION

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of September 20, 2022, by and between AAR CORP. a Delaware corporation (the “Company”) and David P. Storch, an individual (“Consultant”).

WHEREAS, Consultant currently serves as a member of the Company’s Board of Directors (the “Board”) and the Company’s Non-Executive Chairman, and he previously served as the Company’s Chief Executive Officer, and has announced his intention to retire from the Board as of January 10, 2023 (the “Effective Date”);

WHEREAS, as the Company’s long-tenured member of its Board, non-Executive Chairman and former Chief Executive Officer of the Company, Consultant is uniquely qualified to provide meaningful consulting services to the Company for the benefit of it and its affiliates.  So that Consultant can provide, upon request, advice, counsel and guidance to the Company’s Chief Executive Officer and the Board, the Company desires to retain Consultant to provide certain Services as an independent contractor as further set forth herein; and

WHEREAS, Consultant is willing to perform the Services for the Company upon the terms and conditions of this Agreement.

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

NOW, THEREFORE BE IT RESOLVED: This Agreement shall become effective upon the Effective Date and remain in full force and effect from the Effective Date through the earlier of (i) the Company’s 2024 annual meeting; (ii) Consultant’s death or Disability; or (iii) the termination of the Agreement pursuant to Section 4 below (with such applicable period referred to herein as the “Term”).

CONSULTING SERVICES

1.Services. Consultant agrees to provide, as requested by the Company, the services specified in Schedule A.  Such services are referred to herein as the “Services”.  Any subsequent revisions to Schedule A, if any, when signed by the parties, shall become a part, and subject to the terms, of this Agreement.  Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that the time commitment of Consultant in providing the Services shall take into consideration Consultant’s other outside business and personal commitments.

2.Consultant Compensation. As full compensation for the Services to be provided by Consultant during the Term pursuant to this Agreement (including Schedule A and any amendments thereto), the Company agrees to pay Consultant an annualized amount of $400,000 ($33,333 per month) per year, payable in arrears in equal monthly installments (with a pro rata payment for any partial month). In addition, the Company will reimburse Consultant for approved

EXECUTION VERSION

travel and related business expenses in accordance with the Company’s corporate reimbursement policy to the extent there are incurred during the Term. In addition, Consultant will continue to receive Company-provided IT support services provided to him prior to the date hereof for the Term.

3.Independent Contractor Relationship.

a.The Company and Consultant acknowledge and agree that during the Term of this Agreement, Consultant is an independent contractor and not an employee of the Company.  Nothing set forth in this Agreement shall be construed as creating a joint venture, partnership or similar association between Consultant and the Company, or as imposing upon either party to this Agreement any partnership or similar duty or obligation or liability to the other party or to any third party.  Consultant shall have no rights to receive any benefits from the Company which are accorded to employees of the Company provided, however, nothing in this Agreement shall impact, reduce or otherwise change any compensation or benefits to which Consultant is entitled to pursuant to his Retirement Agreement dated May 24, 2018 by and between the Company and Consultant or the Post-Retirement Agreement dated May 24, 2018 by and between the Company and Consultant (the “Retirement Agreements”).

b.During the Term of this Agreement, Consultant is free to and may provide services to any other individual or entity so long as such services do not interfere with the performance of the Services to be provided by Consultant pursuant to this Agreement and such individual or entity does not directly or indirectly compete with the Company (including its affiliated entities) and is not presently adverse to the Company.

c.Consultant shall be solely responsible for satisfying all federal, state and local taxes, including, but not limited to, wage withholding, social security deductions and other applicable income tax and/or self-employment taxes and payroll deductions, associated with any compensation he receives from the Company pursuant to this Agreement.  Consultant shall have no right to receive any benefits from the Company not provided for herein.

4.Termination by the Company.

a.In the event of Consultant’s material breach of this Agreement (including Consultant’s declining to provide future services hereunder), the Company may terminate the Term if Consultant has not cured such breach within fifteen (15) days after the Company provides written notice to Consultant detailing such breach, and upon such termination the Company shall have no further obligations under this Agreement.  This Agreement shall be terminated upon the Consultant’s death or, upon written notice by the Company, upon Consultant’s Disability.  In addition, Consultant may terminate this Agreement upon thirty days’ prior written notice.

b.Upon termination of this Agreement the Company shall have no further obligations under this Agreement after the termination date.   “Disability” means the inability of the Consultant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

EXECUTION VERSION

5.Representations, Warranties and Covenants of Consultant.

a.Consultant represents, warrants and covenants to the Company that during the Company’s retention of Consultant, (i) he will comply with the provisions of Sections 6 and 7 of this Agreement and (ii) Consultant has not entered into, and agrees not to enter into, any oral or written agreement in conflict herewith.

b.Consultant covenants to the Company that during the Company’s retention of Consultant (i) he agrees to continue to be bound by the Company’s Code of Business Conduct and Ethics as currently in effect and as the same may be amended, revised, supplemented or replaced from time to time; and (ii) he will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its affiliates, as the case may be.

6.Confidential Information/Trade Secrets.

Consultant acknowledges and agrees that the confidentiality provisions of Section 8 of the Employment Agreement between Consultant and the Company dated April 18,  2017 (the “Employment Agreement”) shall continue in effect during the term of this Agreement  and for one year hereafter and shall apply to any Confidential Information (as defined in the Employment Agreement) imparted to or learned by Consultant during his service as a Consultant pursuant to the Post-Termination Agreement between Consultant and the Company dated as of May 24, 2018, as amended, and this Agreement.

7.Work Made for Hire. Consultant’s services hereunder are work for hire and Consultant hereby grants, conveys and assigns to the Company all rights, title and interest in all inventions, improvements, and Consultant’s discoveries arising out of or in connection with Consultant’s services hereunder, unless otherwise released by the Company.  All such inventions, improvements and discoveries will be deemed Confidential Information.

GENERAL PROVISIONS

8.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, heirs and permitted assigns.  This Agreement is personal to Consultant and neither this Agreement nor any rights hereunder may be assigned by Consultant.  No rights, obligations or duties of the Company under this Agreement may be assigned or transferred by the Company, except that such rights, obligations or duties may be assigned and transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company contained in this Agreement, whether contractually or as a matter of operation of law.

9.Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois.

EXECUTION VERSION

10.Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

11.Survival; Parties Bound. All covenants, representations, obligations, warranties and agreements of the parties shall be binding upon their respective successors and permitted assigns.

12.No Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

13.Amendment. No changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by both parties.

14.Notice. Any notice to either party to this Agreement shall be in writing and shall be deemed to be sufficiently given, for all purposes, if the same shall be personally delivered to such party or sent via email (in the case of the Company) Attention: General Counsel, and (in the case of Consultant) his principal residence address as reflected in the Company’s records as of the date of this Agreement.  Either party may change the address to which notices are to be sent to such party by providing written notice of such new address to the other party hereto.  Notices shall be deemed given when received if delivered personally or three (3) days after mailing in accordance with this Section.

15.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Delivery of copies of an executed document (including by electronic PDF or similar files, DocuSign or other e-signature method) shall be deemed a valid delivery of an executed Agreement.

(Signature Page follows)

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

AAR CORP.

By:	/s/ John M. Holmes
John M. Holmes, Chief Executive Officer and
President

CONSULTANT:

/s/ David P. Storch
David P. Storch, individually